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                                                                   EXHIBIT 10.d.



                     AMENDMENT TO BANKAMERICA CORPORATION
                       SENIOR MANAGEMENT INCENTIVE PLAN

The BankAmerica Corporation Senior Management Incentive Plan ("SMIP"), as adopted effective January 1, 1994, is amended as follows, effective January 1, 1996:

     1. Section 5.1 of the SMIP is amended in its entirety to read as follows:

     "5.1 The Committee shall allocate a percentage of the Incentive Award Pool to each Executive Officer who is a Participant for the Plan Year. The allocation shall be made not later than 90 days after the commencement of the Plan Year. No Participant may be allocated more than 10 percent of the Incentive Award Pool. An Executive Officer who becomes a Participant after the date the Committee has allocated percentages of the Incentive Award Pool for the Plan Year shall have an allocation of 2 percent of the Incentive Award Pool. No incentive award shall exceed the Participant's allocated percentage of the Incentive Award Pool."

     2. Section 6.1 of the SMIP is deleted. Sections 6.2, 6.3 and 6.4 are renumbered 6.1, 6.2 and 6.3, respectively.

     3. The first sentence of Section 6.1, as renumbered, shall be amended to read as follows:

     "6.1 After the end of the Plan Year, the performance of each Senior Officer who is a Participant shall be assessed by the CEO who shall make an award recommendation to the Committee for the Participant."

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